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                                                                     Exhibit 5.1
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                               November 4, 1997


Telegen Corporation
101 Saginaw Drive
Redwood City, California 94063

   RE:  REGISTRATION STATEMENT ON FORM S-3
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Ladies and Gentlemen:

   We have examined the Post Effective Amendment No. 1 to the Registration Statement on Form S-3 to be filed by you with the Securities and Exchange Commission on or about November 4, 1997 (the "Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended, of 2,028,721 shares of your Common Stock, no par value per share (the "Shares"), to be sold by certain shareholders listed in the Registration Statement (the "Selling Shareholders") or upon conversion of shares of Series A Preferred Stock previously issued. As your counsel, we have examined the proceedings taken and proposed to be taken in connection with the sale of the Shares by the Selling Shareholders in the manner set forth in the Registration Statement in the Section entitled "Plan of Distribution" and with the conversion of the Series A Preferred.

   It is our opinion that the Shares, when sold by the Selling Shareholders in the manner referred to in the Registration Statement and upon conversion of the Series A Preferred, will be legally and validly issued, fully paid and nonassessable.

   We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement, including the Prospectus constituting a part thereof, and any amendment thereto.

                                    Very truly yours,

                                    Wilson Sonsini Goodrich & Rosati
                                    Professional Corporation